Exhibit (d)(13)

AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT

FOR THE TIAA-CREF LIFE BALANCED FUND

AMENDMENT, dated January 7, 2014, to the Investment Advisory Agreement (the “Agreement”), as amended, by and between TIAA-CREF Life Funds (the “Trust”) and Teachers Advisors, Inc. (“Advisors”).

WHEREAS, the Trust has established an additional series, the Balanced Fund (the “Fund”), for which the Trust would like Advisors to serve as investment manager pursuant to the terms of the Agreement between the Trust and Advisors, whereby Advisors provides investment advisory services to series of the Trust for a fee;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

1.	The following Fund shall be subject to the terms and provisions of the Agreement:

Balanced Fund

2.	The following shall be added to Appendix A of the Agreement:

Balanced Fund	0.10%

IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF LIFE FUNDS

By:
Title:

TEACHERS ADVISORS, INC.

By:
Title: